UNITED STATES

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TIMBER PHARMACEUTICALS, INC.

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TIMBER PHARMACEUTICALS ANNOUNCES ADJOURNMENT

OF ANNUAL MEETING

Basking Ridge, NJ, June 3, 2021 – Timber Pharmaceuticals, Inc. ("Timber" or the “Company”) (NYSE American: TMBR), a biopharmaceutical company focused on the development and commercialization of treatments for rare and orphan dermatologic diseases, today announced that on June 3, 2021 its 2021 Annual Meeting of Stockholders (the “Annual Meeting”) was convened without a quorum. As a result, in order to provide stockholders additional time within which to vote their eligible shares to establish a quorum, the Annual Meeting was adjourned.

The adjourned meeting will be held at 1:00 p.m. ET on Thursday, July 1, 2021 at the following url: www.virtualshareholdermeeting.com/TMBR2021. The record date for the Annual Meeting remains April 12, 2021.

About Timber Pharmaceuticals, Inc.

Timber Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of treatments for rare and orphan dermatologic diseases. The Company's investigational therapies have proven mechanisms-of-action backed by decades of clinical experience and well-established CMC (chemistry, manufacturing and control) and safety profiles. The Company is initially focused on developing non-systemic treatments for rare dermatologic diseases including congenital ichthyosis (CI), facial angiofibromas (FAs) in tuberous sclerosis complex (TSC), and scleroderma. For more information, visit www.timberpharma.com.

For more information, contact:

Timber Pharmaceuticals, Inc.
John Koconis
Chairman and Chief Executive Officer
jkoconis@timberpharma.com

Investor Relations:
Stephanie Prince
PCG Advisory
(646) 863-6341
sprince@pcgadvisory.com

Media Relations:
Adam Daley
Berry & Company Public Relations
(212) 253-8881

adaley@berrypr.com